                            East West Bancorp, Inc.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 10, 2000

  Notice is hereby given that the annual meeting (the "Meeting") of the stockholders of East West Bancorp, Inc. (the "Company") will be held at the Pasadena Convention Center, 300 East Green Street, Pasadena, California 91101 on Wednesday, May 10, 2000, beginning at 1:00 p.m. for the following purposes:

  1. Election of Directors. To elect three persons as directors for terms expiring in 2003 and to serve until his or her successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

  2. Amendment to Stock Incentive Plan. To approve an amendment to the East West Bancorp, Inc. Stock Incentive Plan of 1998 (the " Plan") to increase the number of shares of common stock available for grant under the Plan.

  Properly signed proxy cards permit the proxy holder named therein to vote on such other business as may properly come before the Meeting and at any and all adjournments thereof, in their discretion. As of the date of mailing, the Board of Directors is not aware of any other matters that may come before the Meeting.

  Only those stockholders of record at the close of business on March 27, 2000 shall be entitled to notice of and to vote at the Meeting.

  YOUR VOTE IS VERY IMPORTANT. STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

                                          By order of the Board of Directors
                                          DOUGLAS P. KRAUSE
                                          Executive Vice President, General
                                           Counsel
                                          and Corporate Secretary

San Marino, California
March 27, 2000

                                                       [East Wesy Bancorp Logo]

                            East West Bancorp, Inc.
                             415 Huntington Drive
                         San Marino, California 91108
                                (626) 583-3500

                               ----------------

                                PROXY STATEMENT

                                      For

                        ANNUAL MEETING OF STOCKHOLDERS

                            To be held May 10, 2000

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board of Directors") of East West Bancorp, Inc. (the "Company") for use at the annual meeting ("Meeting") of the stockholders ("Stockholders") of the Company to be held on May 10, 2000 at the Pasadena Convention Center, 300 East Green Street, Pasadena, California 91101, at 1:00 p.m. and at any adjournment thereof. This Proxy Statement and the enclosed proxy card ("Proxy") and other enclosures are first being mailed to Stockholders on or about April 5, 2000. Only Stockholders of record on March 27, 2000 ("Record Date") are entitled to vote in person or by proxy at the Meeting or any adjournment thereof.

Matters to be Considered

  The matters to be considered and voted upon at the Meeting will be:

  1. Election of Directors. To elect three persons as directors for terms expiring in 2003 and to serve until his or her successors are elected and qualified. The Board of Directors' nominees are:

                                   Jack Liu
                                 James Miscoll
                                 Keith Renken

  2. Amendment to Stock Incentive Plan. To approve an amendment to the East West Bancorp, Inc. Stock Incentive Plan of 1998 (the "Plan") to increase the number of shares of common stock available for grant under the Plan.

Costs of Solicitation of Proxies

  This solicitation of Proxies is made on behalf of the Board of Directors of the Company and the Company will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in this solicitation of Proxies also will be borne by the Company. It is contemplated that Proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company or its subsidiary, East West Bank ("East West Bank"), may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals. The Company does not intend to utilize the services of other individuals or entities not employed by or affiliated with the Company in connection with the solicitation of Proxies.

Outstanding Securities and Voting Rights; Revocability of Proxies

  The authorized capital of the Company consists of 50,000,000 shares of common stock, par value $.001 per share ("Common Stock"), of which 22,421,618 shares were issued and outstanding on the Record Date, and 5,000,000 shares of serial preferred stock, par value $.001 per share, of which no shares were issued and outstanding on the Record Date. A majority of the outstanding shares of Common Stock constitutes a quorum for the conduct of business at the Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Each Stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the Stockholders.

  The Company's Certificate of Incorporation does not authorize cumulative voting. For Proposal No. 1, the election of directors, the person receiving the highest number of votes "FOR" will be elected. Accordingly, abstentions from voting and votes "WITHHELD" in the election of directors have no legal effect.

  Proposal No. 2, the amendment of the Plan, requires the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. For these purposes, any broker non-votes on a proposal will be treated as not entitled to vote and therefore will not affect the outcome. Abstentions will have the effect of negative votes. Unless otherwise required by law, the Certificate of Incorporation, or Bylaws, other proposals that may properly come before the meeting require the affirmative vote of the majority of shares present in person or by proxy at the meeting and entitled to vote.

  A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting a written revocation to the Secretary of the Company or a duly executed proxy bearing a later date or by voting in person at the Meeting.

  If you hold your Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote your Common Stock, your broker or nominee may, in its discretion, vote your Common Stock "FOR" the election of the Board of Director's nominee and "FOR" the amendment of the Plan.

  Unless revoked, the shares of Common Stock represented by properly executed Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in the Proxy, your shares of Common Stock will be voted "FOR" the election of the nominee for director set forth herein and "FOR" the amendment of the Plan.

  The enclosed Proxy confers discretionary authority with respect to matters incident to the Meeting and any other proposals which management did not have notice of at least 45 days prior to the date on which the Company mailed its proxy material for last year's annual meeting of Stockholders. As of the date hereof, management is not aware of any other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendations of the Board of Directors.

Beneficial Ownership of Principal Stockholders and Management

  The following table sets forth the beneficial ownership of Common Stock as of the Record Date by (i) each person known to the Company to own more than 5% of the outstanding Common Stock, (ii) the directors and nominees for director of the Company, (iii) the Chief Executive Officer and the four other executive officers of the Company whose total annual compensation in 1999 exceeded $100,000 (the "Named Executives"), and (iv) all executive officers and directors of the Company, as a group:

                                                         Common Stock
                                                  ----------------------------
                                                  Number of Shares
   Name and Address                                 Beneficially    Percent Of
   Of Beneficial Owner                               Owned (1)       Class (2)
   -------------------                            ----------------  ----------
   CNA Casualty Corporation .....................    2,000,000(3)      8.92%
   CNA Plaza 23 South
   Chicago, IL 60685

   Wellington Management Company, LLP............    1,458,800(4)      6.51%
   75 State Street
   Boston, MA 02109

   Boston Partners Asset Management, L.P. .......    1,211,300(5)      5.40%
   28 State Street, 20th Floor
   Boston, MA 02109

   First Financial Fund, Inc. ...................    1,163,200(6)      5.19%
   Gateway Center Three
   100 Mulberry Street, 9th Floor
   Newark, New Jersey 07102-7503

   Dominic Ng....................................      128,196(7)      1.76%

   Julia Gouw....................................      193,474(8)      1.26%

   Herman Li.....................................       10,000(9)         *

   Jack Liu......................................        5,000(10)        *

   James Miscoll.................................       10,000            *

   Keith Renken..................................        5,000            *

   Edward Zapanta................................       10,000(11)        *

   Sandra Wong...................................       10,449(12)        *

   Douglas Krause................................       42,675(13)        *

   Donald Chow...................................       14,306(14)        *

   All Directors and Executive Officers, as a
    group (14 persons)...........................      447,808(15)     3.69%

--------
  * Less than 1%.
 (1) Except as otherwise noted and except as required by applicable community property laws, each person has sole voting and disposition powers with respect to the shares.
 (2) Shares which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the percentage ownership of the person (or group), but are not deemed to be outstanding as to any other person (or group).
 (3) CNA Financial Corporation and Loews Corporation have filed a Schedule 13(G) dated February 19, 1999 indicating shared dispositive power under SEC interpretations regarding subsidiary control. CNA Financial Corporation and Loews Corporation have each disclaimed beneficial ownership of these securities.
 (4) Wellington Management Company, LLP has filed a Schedule 13(G) dated February 9, 2000 indicating it has shared voting power for 261,100 shares and shared dispositive power for 1,458,800 shares, including shares held by First Financial Fund, Inc.

 (5) Boston Partners Inc. has filed a Schedule 13(G) dated February 7, 2000 indicating that it is the general partner of Boston Partners Asset Management, L.P. and as such may be deemed to be the beneficial owner of shares held by Boston Partners Asset Management, L.P. Mr. Desmond John Heathwood have filed a Schedule 13(G) dated February 7, 2000 indicating that he is the principal shareholder of Boston Partners, Inc. and as such may be deemed to be the beneficial owner of shares held by Boston Partners, Inc. Boston Partners, Inc. and Mr. Desmond John Heathwood have each disclaimed beneficial ownership of these securities.
 (6) First Financial Fund, Inc. has filed a Schedule 13(G) dated February 14, 2000 indicating it has sole voting power and shared dispositive power for these shares.
 (7) Mr. Ng also holds unexercised exercisable options to purchase 267,468 shares.
 (8) 4,000 of such shares are owned by the Gouw Family Foundation of which Ms. Gouw is trustee; 300 shares are owned by family members for whom Ms. Gouw has voting power; Ms. Gouw disclaims any beneficial interest in such shares. Ms. Gouw also holds unexercised exercisable options to purchase 89,156 shares.
 (9) Mr. Li also holds unexercised exercisable options to purchase 2,500 shares.
(10) These shares are owned by Yuan Yi Tsui, the wife of Mr. Liu; Mr. Liu disclaims any beneficial ownership in such shares. Mr. Liu also holds unexercised exercisable options to purchase 2,500 shares.
(11) Dr. Zapanta also holds unexercised exercisable options to purchase 2,500 shares.
(12) Ms. Wong has voting and dispositive power over 5,000 of these shares by a power of attorney from a relative but disclaims any beneficial interest in such shares. Ms. Wong also holds unexercised exercisable options to purchase 2,500 shares.
(13) Mr. Krause also holds unexercised exercisable options to purchase 6,250 shares.
(14) Mr. Chow also holds unexercised exercisable options to purchase 2,500 shares.
(15) Excluded from this amount are 379,158 unexercised exercisable stock options for all directors and executive officers as a group.

                       PROPOSAL 1: ELECTION OF DIRECTORS

Board of Directors and Nominees

  The Company's Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors but may not be less than five. The Board of Directors is currently composed of seven members. The Bylaws further provide for the division of the initial directors of the Company into three classes of approximately equal size. Three members shall be elected to a three year term at the annual meeting of Stockholders in 2000, two members shall be elected to a three year term at the annual meeting of Stockholders in 2001, and two members shall be elected to a three year term at the annual meeting of Stockholders in 2002.

  The directors proposed for re-election, Jack Liu, James Miscoll, and Keith Renken, were appointed to the Board of Directors in 1998, 2000 and 2000, respectively. Messrs. Liu, Miscoll, and Renken have indicated their willingness to serve and unless otherwise instructed, Proxies will be voted in such a way as to effect, if possible, the election of Messrs. Liu, Miscoll, and Renken. In the event that Messrs. Liu, Miscoll or Renken should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that Messrs. Liu, Miscoll, and Renken will be unavailable.

  None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company. As of the date hereof, no directorships are held by any director with a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940 except that Mr. Ng is a director of ESS Technology, Inc.; Dr. Zapanta is a director of Times Mirror Company and Edison International; Mr. Renken is a director of Pacific Gulf Properties; and Mr. Miscoll is a director of American International Group, MK Gold Company, 21st Century Industries, U.S. Foodservice and Westinghouse Air Brake Company.

  The following table sets forth certain information with respect to the Board's nominees for director and the current directors of the Company. All directors of the Company are also directors of East West Bank. Officers will serve at the pleasure of the Board of Directors, subject to restrictions set forth in their employment agreements. See "ELECTION OF DIRECTORS--Executive Compensation--Employment Agreements and Change of Control Agreements".

                                                        Year First
                                                        Elected or  Current Term
   Name of Director                             Age(1) Appointed(2)  to Expire
   ----------------                             ------ ------------ ------------
   Nominees for term expiring 2003:
   --------------------------------
   Jack Liu....................................   42       1998         2000
   James Miscoll...............................   65       2000         2000
   Keith Renken................................   65       2000         2000

   Continuing Directors:
   ---------------------
   Edward Zapanta..............................   61       1998         2001
   Julia Gouw..................................   40       1997         2001
   Dominic Ng..................................   41       1991         2002
   Herman Li...................................   47       1998         2002

--------
(1) As of February 29, 2000.
(2) Refers to the earlier of the year the individual first became a director of the Company or the Bank.

  The principal occupation during the past five years of each director and nominee is set forth below. All directors have held their present positions for at least five years, unless otherwise stated.

  Dominic Ng has served as a director of the Bank since 1991, as President and Chief Executive Officer since October 1992, and as Chairman of the Board since 1998. Mr. Ng has held the same positions with the Company since its formation. Mr. Ng also served as the director in charge of Chinese Business Services for the international accounting firm of Deloitte & Touche LLP. Mr. Ng currently serves as a member of the Board of Visitors of The Anderson School at UCLA, Board of Regents of Loyola Marymount University, and serves as a director of the Los Angeles Chamber of Commerce and United Way of Greater Los Angeles. Mr. Ng also serves on the Board of ESS Technology, Inc.

  Julia Gouw has served as Executive Vice President and Chief Financial Officer of the Bank since 1994 and as a director of the Bank since 1997, and has held these same positions with the Company since its formation. Ms. Gouw joined the Bank in July 1989 as Vice President and Controller. Prior to joining the Bank, Ms. Gouw was a Senior Audit Manager with the international accounting firm of KPMG Peat Marwick LLP. Ms. Gouw is on the Board of Visitors of UCLA School of Medicine, a member of the Financial Executives' Institute and the California Society of CPA's and is a past president of the Financial Managers Society--Los Angeles Chapter.

  Herman Li is Chairman of the C&L Restaurant Group, a franchisee of Burger King Corporation that owns and operates over 80 outlets throughout the nation. Mr. Li is an executive committee member of Burger King Corporation's Diversity Action Council and was honored in 1997 as "Asian Business Owner of the Year" by the Asian Business Association of Los Angeles.

  Jack C. Liu, Esq., is with the law firm of Deacons Graham & James, Taiwan, which he joined in 1999. Mr. Liu was previously the managing partner of SilkRoad Capital Corp., an investment firm that focuses on Asia-related investment projects. Mr. Liu was also formerly of counsel to the international law firm of Morgan Lewis & Bockius LLP and to the law firm of Sheppard, Mullin, Richter & Hampton. Mr. Liu specialized in corporate, banking regulation and real estate investment related legal matters.

  James Miscoll is a corporate director and private investor. He is a former senior management officer of Bank of America, having served as vice chairman for three years and on the managing committee for ten years; he retired in 1992. Mr. Miscoll currently serves as a director of American International Group, MK Gold Company, 21st Century Industries, U.S. Foodservice, Westinghouse Air Brake Company, and several private companies. He is currently also a trustee of the BankAmerica Giannini Foundation.

  Keith Renken is the managing partner of Renken Enterprises, a consulting company. He is a former senior partner and chairman of the executive committee of Southern California area of Deloitte & Touche LLP from where he retired in 1992. Mr. Renken currently serves as a director of Pacific Gulf Properties, Aon, and several private companies. He is currently a professor in the University of Southern California's Executive in Residence Program.

  Edward Zapanta, M.D., has served as Vice-Chairman of the Board of the Bank since June 1998 and has held the same position with the Company since its formation. Dr. Zapanta is the Senior Medical Director of HealthCare Partners Medical Group. Dr. Zapanta currently serves as a director of Times Mirror, Edison International and the James Irvine Foundation and is a member of the Board of Trustees of the University of Southern California.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
               THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES.

Committees of the Board of Directors

  The business of East West Bancorp's Board of Directors is conducted through its meetings, as well as through meetings of its committees. Set forth below is a description of the committees of the Board.

  The Audit Committee of East West Bancorp reviews and reports to the Board on various auditing and accounting matters, including the annual audit report from East West Bancorp's independent public accountants. The Audit Committee currently consists of Herman Li, James Miscoll, Keith Renken, Edward Zapanta, and Jack Liu as its Chairman. The Audit Committee met eight times in 1999. The Audit Committee of East West Bank consists of the same directors who comprise the Audit Committee of East West Bancorp. The Audit Committee of East West Bank meets on the same schedule as the full Board of Directors of East West Bank.

  East West Bancorp does not have a Compensation Committee. The Compensation Committee of East West Bank establishes executive compensation policies as well as the actual compensation of the Chief Executive Officer. The Compensation Committee of the Bank met three times in 1999. The Compensation Committee currently consists of Jack Liu, James Miscoll, Keith Renken, Edward Zapanta, and Herman Li as its Chairman.

  The Executive Committee of East West Bancorp is authorized to exercise certain powers of the Board of Directors during intervals between the meetings of the Board of Directors. The Executive Committee currently consists of Dominic Ng and Julia Gouw. The Executive Committee met eight times in 1999. The Executive Committee of East West Bank consists of the same directors who comprise the Executive Committee of East West Bancorp.

  The Board of Directors met nine times during 1999. All of the persons who were directors of East West Bancorp during 1999 attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by the committees on which he or she served in 1999.

Compliance with Reporting Requirements of Section 16

  Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding five percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports provided to the Company during the fiscal year ended December 31, 1999, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

                            Stock Performance Graph

  The following graph shows a comparison of stockholder return on the Company's Common Stock based on the market price of Common Stock assuming the reinvestment of dividends, with the cumulative total returns for the companies in the Standard & Poor's 500 Index and the SNL Western Bank Index for the period beginning on February 8, 1999, the first day of trading in the Company's Common Stock, through December 31, 1999. The graph was derived from a very limited period of time, and, as a result, may not be indicative of possible future performance of the Company's Common Stock.

                    Comparison of Cumulative Total Returns
     Among the Company, Standard & Poor's 500 Index and Western Bank Index

                           [STOCK PERFORMANCE GRAPH]

Notes:
A. The lines represent quarterly index levels derived from compounded daily returns that include all dividends.

B. If the quarterly interval, based on the quarter end, is not a trading day, the preceding trading day is used.

C. The index level for all series was set to 100.0 on 2/8/99.

Compensation of Board of Directors

  Employees of the Company are not compensated for service as directors of the Company. Nonemployee directors receive an annual retainer of $10,000, plus $1,000 for each Board meeting attended and $300 for each committee meeting attended. The committee chair receives an additional $200 for each committee meeting attended. During the year ended December 31, 1999, pursuant to the Company's Incentive Plan, Messrs. Li, Liu, Slosser and Zapanta received 5,000 options to purchase Company Common Stock at an exercise price of $10.00 per share, which options vest at the rate of 25% per year on each anniversary of the grant.

Executive Officer Compensation

  Summary Compensation Table. It is expected that until the officers of the Company begin to devote significant time to the separate management of the Company's business, which is not expected to occur until such time as the Company becomes actively involved in additional businesses, the officers will only receive compensation for services as officers and employees of the Bank, and no separate compensation will be paid for their services to the Company. The following table sets forth the name and compensation of the Named Executive Officers for the fiscal years ended December 31, 1999, 1998 and 1997:

                                                      Long-term
                                                     Compensation
                                                 --------------------
                                                 Restricted Number of
                                                   Stock      Stock
   Name and principal          Annual    Annual    Awards    Options     All Other
        position         Year Salary(1)  Bonus     ($)(2)    Granted  Compensation(3)
   ------------------    ---- --------- -------- ---------- --------- ---------------
Dominic Ng.............. 1999 $477,000  $393,000   14,260         --      $59,447
 Chairman, President,
  and                    1998  431,104   225,000      --    1,069,875       7,500
 Chief Executive Officer 1997  297,637   217,000      --          --        4,750
Julia Gouw.............. 1999  207,333   180,000    1,969         --      $19,038
 Executive Vice
  President,             1998  187,763    80,000      --      356,625       7,361
 Chief Financial
  Officer, and Director  1997  121,267    51,000      --          --        3,610
Sandra Wong............. 1999  153,349    42,770    1,449       5,000         606
 Executive Vice
  President              1998   18,750     5,625      --       10,000         --
 and Chief Credit
  Officer
Douglas Krause.......... 1999  143,371    90,000    1,363         --        5,938
 Executive Vice
  President,             1998  135,864    40,800      --       25,000         --
 General Counsel, and
  Corporate Secretary    1997  121,800    36,500      --          --          --
Donald Chow............. 1999  121,768    65,000    1,147         --        7,500
 Executive Vice
  President,             1998  116,615    42,500      --       10,000       5,553
 and Director of
  Commercial Lending     1997  105,750    40,000      --          --        3,353

--------
(1) Includes compensation deferred at election of executive and the year upon which such compensation was earned.
(2) Dividends are paid on all restricted shares at the same rate and time as on common shares. The number and aggregate value of restricted stock holdings as of December 31, 1999 for the Named Executives are as follow:
    Dominic Ng--14,260 shares valued at $163,099; Julia Gouw--1,969 shares valued at $22,520; Sandra Wong--1,449 shares valued at $16,573; Doug Krause--1,363 shares valued at $15,589; and Don Chow--1,147 shares valued at $13,119.
(3) Represents employer contributions to the Company's 401(k) Plan and unused vacation pay. The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to SEC rules.

Option Grants

  The following stock options were granted during 1999 to the Named Executive pursuant to the Company's Incentive Plan. No other Named Executives were granted stock options during 1999.

                   Option/SAR Grants in the Last Fiscal Year

                                 Percent of
                                Total Options                      Hypothetical
                     Number of   Granted to   Exercise               Value at
                      Options   Employees in    Price   Expiration    Grant
        Name         Granted(1)    FY 1999    ($/Share)    Date      Date(2)
        ----         ---------  ------------- --------- ---------- ------------
Sandra Wong.........   5,000        6.93%      $10.00    11/15/09    $25,900

--------
(1) The options were granted pursuant to the Incentive Plan. The options become exercisable in annual installments of 25% on each of the first, second, third and fourth anniversary dates of the grant. The options may be exercised at any time prior to their expiration by tendering the exercise price in cash, check or in shares of stock valued at fair market value on the date of exercise. In the event of a change in control (as defined) involving the Company, the options will become exercisable in full. The options may be amended by mutual agreement of the optionee and the Company.
(2) The estimated present value at grant date of options granted during fiscal year 1999 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 6.0 years; a risk-free interest rate of 6.7%, representing the interest rate on a U.S. government zero-coupon bond with a maturity corresponding to the estimated time until exercise; a volatility rate of 43.5%; and a dividend yield of 1.2%, representing the current $0.03 per share annualized dividends divided by the fair market value of the common stock on the date of grant. The approach used in developing the assumptions upon which the Black-Scholes valuation was done is consistent with the requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

Option Exercises and Holdings

  Following the Reorganization, options to purchase shares of Common Stock, no par value, of the Bank were converted into options to purchase shares of Common Stock of the Company. The following table sets forth certain information concerning options held by the Named Executives under the Bank's Incentive Plan:

              Aggregated Option Exercises During Fiscal Year 1999
                      Option Values on December 31, 1999

                                                      Number of         Value of Unexercised In-
                                                 Unexercised Options        the-Money Options
                           Shares               at December 31, 1999      at December 31, 1999
                          Acquired    Value   ------------------------- -------------------------
          Name           on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Dominic Ng..............     --         --      267,468      802,407     $384,485    $1,153,460
Julia Gouw..............     --         --       89,156      267,469     $128,162    $  384,487
Douglas Krause..........     --         --        6,250       18,750     $  8,984    $   26,953
Sandra Wong.............     --         --        2,500       12,500     $  3,594    $   17,969
Donald Chow.............     --         --        2,500        7,500     $  3,594    $   10,781

Employment and Change of Control Agreements

  The Bank has entered into employment agreements with each of its executive officers intended to ensure that the Bank will be able to maintain a stable and competent management base. The agreements provide that should any of the executives be terminated without cause or, for certain executives, should they resign for good reason, including a detrimental change in responsibilities or a reduction in salary or benefits, the Bank shall pay such executive a designated lump sum. The payments range from six months to three years of base salary plus certain benefits. For certain executives, the normal six months severance increases to twenty-four months if the executive is terminated following a change of control. If all agreements were terminated without cause following a change in control, such executive officers would be entitled to receive payments, which are estimated to have an aggregate value of approximately $5.8 million at February 29, 2000.

  Although the above-described employment agreements could increase the cost of any acquisition of control of the Company or the Bank, management of the Company and the Bank do not believe that the terms thereof would have a significant anti-takeover effect.

Report of Compensation Committee on Executive Compensation

  The Bank's Compensation Committee (the "Compensation Committee") establishes the general policies regarding compensation of the Chief Executive Officer and approves the specific compensation levels for the Chief Executive Officer. During 1999, the members of the Compensation Committee were Jack Liu, Edward Zapanta and Herman Li as its Chairman. Each member of the Compensation Committee is a non-employee director of the Company and the Bank. The Company has also retained the services of a compensation consultant to provide input and data to the Compensation Committee.

  Set forth below is a report of the Compensation Committee of the Bank addressing the compensation policies for 1999 applicable to the Bank's Chief Executive Officer.

  The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the "Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The goals of the executive compensation and benefits programs are to enable the Bank to attract and retain high caliber executives, provide a total compensation package in a cost effective manner, encourage management ownership of East West Bancorp, Inc. common stock and to maximize return to its shareholders.

  The philosophy of the Bank is to provide a compensation program that is designed to reward achievement of the Bank's goals and objectives and to provide total compensation opportunities that are competitive when compared with those of comparable financial institutions.

  To achieve the compensation and benefits program objectives:

  . The principal objective of the salary program is to maintain salaries that are targeted at the median for comparable positions in similarly sized financial institutions,

  . Annual incentives are designed to reward for overall Bank success and individual performance and provide total cash compensation opportunities above competitive levels when warranted by performance,

  . The principal objective of the long-term stock-based incentive plan is to align management's financial interests with those of East West Bancorp's shareholders, provide incentive for management ownership of East West Bancorp common stock, support the achievement of long-term financial objectives, and provide for long term incentive reward opportunities.

  Employee benefits are offered to provide a competitive total compensation program and to encourage retention of key employees.

ROLE OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors of East West Bank establishes executive compensation policies as well as the actual salary, bonus and discretionary benefits of the Chief Executive Officer. Decisions of the Compensation Committee of East West Bank are subject to review and approval by the Board of Directors of the Company. The Compensation Committee is comprised of three non-employee directors of East West Bank.

ELEMENTS OF THE COMPENSATION PROGRAM

  There are three principal elements of the executive compensation program-- base salary, bonus compensation (annual incentive) and long-term stock-based incentive compensation (stock options). In determining each component of compensation, the total compensation package of each executive is considered.

 Base Salaries

  The salary of each executive officer is determined initially according to competitive pay practices, level of responsibility, prior experience, and breadth of knowledge, as well as internal equity issues. The Company uses its discretion rather than a formal weighting system to evaluate these factors and to determine individual base salary levels. Thereafter, base salaries are reviewed on an annual basis, and increases are made based on a subjective assessment of each executive's performance, as well as the factors described above.

 Annual Incentives

  The Bank provides annual incentives to all employees, including executives. Annual incentives are intended to reward for overall Bank success and individual performance and provide total cash compensation opportunities above competitive levels when warranted by performance. The Bank considers individual contributions, business unit performance, overall corporate performance, and performance compared to peer banks. Actual awards, if any, are also based on a subjective assessment of each executive's individual performance. No formal weightings are assigned to these levels of performance.

  Each executive is assigned a bonus range as a percentage of salary, with a maximum bonus achievable at above average performance from the executive.

 Long-Term Stock-Based Incentives

  The Bank believes that long-term incentive compensation opportunities should be dependent on stock-based measures to strengthen the alignment between management's interests and those of the Company's shareholders. Under its 1998 Stock Incentive Plan, the Company generally grants stock options to all executives of the Company and the Bank. All options have been granted at an option price not less than the fair market value of the common stock on the date of grant. Thus, stock options have value only if the stock price appreciates from the date the options are granted. The result is a focus by all executives on the creation of shareholder value over the long term.

  In determining the number of options granted to individual executives, the Company considers individual contributions, business unit performance, competitive practices, the number of options previously granted, and value of the stock on the date of the grant. Formal weightings have not been assigned to these factors.

CEO COMPENSATION

  The determination of the Chief Executive Officer's salary, bonus and grants of stock options followed the policies described above for the determination of all executives' compensation subject to the additional considerations described below.

  Compensation for the Chief Executive Officer, Mr. Ng, was made in accordance with a three-year employment agreement entered into in June 1998 in connection with the sale of the Bank by its prior shareholders. The terms of the employment agreement are described in "Employment and Change of Control Agreements." The base salary of the Chief Executive Officer is described in the Summary Compensation Table.

  The bonus of the Chief Executive Officer is described in the Summary Compensation Table. This indicated bonus was determined pursuant to the terms of Mr. Ng's employment contract and is based primarily on the satisfaction of performance criteria determined by the Board. The performance criteria include the satisfaction by the Bank of goals relating to improvements in Return on Equity and Return on Asset.

  The Chief Executive Officer received stock options in 1998 as set forth in the Summary Compensation Table. In 1999, Mr. Ng received a grant of 14,260 shares of restricted stock as of July 21, 1999 at a grant price of $10.56, the price of the stock at the time of the grant; the restricted stock vest at the end of three years, with accelerated vesting in the event of a change of control of the Company. No new options were granted in 1999. All of the options granted have an exercise price equal to the fair market value of the stock on the date of grant. The number of restricted shares granted to Mr. Ng are also consistent with the factors described in the prior paragraph for all executives, with an additional emphasis on placing a material portion of the Chief Executive Officer's compensation at risk based on the long term stock price performance of the Company.

POLICY WITH RESPECT TO SECTION 162(m)

  Section 162(m) of the Internal Revenue Code of 1987, as amended (the "Code"), generally limits the corporate deduction for compensation paid to executive officers named in the Proxy Statement to $1,000,000, unless the compensation qualifies as "performance based" and has been approved in advance by a vote of its shareholders. Section 162(m) excludes from its deduction limits any compensation received pursuant to the exercise of a stock option granted prior to the first shareholder meeting at which directors are to be elected that occurs after the close of the first calendar year following the calendar year in which the Company became publicly held; all stock options currently granted to executive officers named in the Proxy Statement comply with this grandfather clause.

  Neither the Company nor the Bank is currently compensating any named executive officers at levels that would cause this limitation on corporate tax deductions to apply and has no current plans to do so, except that the compensation of Mr. Ng and Ms. Gouw would, in the event of a termination without cause or a resignation for good cause, as specified in his or her employment agreement, would result in compensation in excess of $1,000,000 being paid in that year. The Compensation Committee has accordingly not adopted a formal policy concerning the application of the Section 162(m) limitation on tax deductions. The Compensation Committee will continue to monitor the applicability of Section 162(m). The Compensation Committee will, if it appears that any named executive officer will likely be approaching the $1,000,000 compensation limitation in the near future, review whether such payments should be structured so as to qualify as deductible performance-based compensation.

Dated: March 27, 2000                 THE 1999 COMPENSATION COMMITTEE
                               Herman Li       Jack Liu        Edward Zapanta

Compensation Committee Interlocks and Insider Participation

  No person who served as a member of the Compensation Committee during the 1999 fiscal year is, or ever has been, an officer or employee of the Company or any of its subsidiaries.

  Except as provided herein, there are no existing or proposed material transactions between the Bank or the Company and any of its executive officers, directors, or the immediate family or associates of any of the foregoing persons. Mr. Slosser, a director of the Company and the Bank, whose term will expire on May 10, 2000 and who is not standing for re-election, is a senior vice president of Friedman, Billings, Ramsey & Co.,

Inc. ("Placement Agent."). The Bank has entered into an agreement whereby the Placement Agent will provide the Bank financial advisory services through December 12, 1999. In addition, in connection with the private placement of the Bank's securities held by the Bank's two former shareholders to certain investors, the Placement Agent acquired warrants to purchase up to 475,000 shares of Company Common Stock at a per share purchase price of $10.00 which expires June 12, 2003.

                             CERTAIN TRANSACTIONS

  One of the directors of the Company and the Bank is a guarantor of an extension credit to two corporations in each of which the director is a director, executive officer and a beneficial owner of over 10% of a class of equity securities. The extensions of credit were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 1999, the loans were performing in accordance with their terms. Except for the stock plans described above and the Agreement between East-West Bank and the Placement Agent described under the caption "ELECTION OF DIRECTORS--Executive Compensation--Compensation Committee Interlocks and Insider Participation," none of the directors or executive officers of the Company, or any associate or affiliate of such person, had any other material interest, direct or indirect, in any transaction during the past year or any proposed transaction with the Company.

PROPOSAL 2: AMENDMENT OF THE EAST WEST BANCORP, INC. 1998 STOCK INCENTIVE PLAN
                         TO INCREASE AVAILABLE SHARES

  The Company's Board of Directors has adopted, subject to shareholder approval, an amendment increasing the total number of shares that may be granted under the Plan. The amendment to the Plan increases the maximum shares of common stock that may be issued under the Plan by 1,000,000 to 2,902,000. The Plan was originally adopted on June 25, 1998 and the number of shares reserved for issuance was 1,902,000. As of February 29, 2000, there were 38,937 shares available for issuance under the Plan. Options to purchase 1,756,059 shares of stock were outstanding and 91,456 shares of restricted stock were outstanding on that date. Options to purchase 1,801 shares have been exercised at an average price of $11.78 per share; 13,747 shares of restricted stock were issued and forfeited but are not re-issuable because dividends had been paid on these shares.

  The purpose of the Plan is to attract, retain and motivate high quality personnel and to provide incentives for the promotion of business and financial success of the Company by providing them with equity participation. The Board of Directors believes that the remaining shares under the Plan are insufficient and that additional shares are desirable in order to service the needs of the Plan and to promote and closely align the interests of new and current employees of the Company with its shareholders by providing stock-based compensation. In particular, the Company does not have sufficient incentive shares available to make incentive shares available for newly hired employees of the Company, for employees of the recently acquired First Central Bank and American International Bank, and for employees of banks that may be acquired in the future. As of the date of the Proxy Statement, there has been no determination by the Board with respect to future awards under the Plan other than (i) options for 5,000 shares reserved to be awarded in November 2000 to a senior executive officer under an employment contract and (ii) options for 18,000 shares reserved under the Spirit of Ownership Program to be issued to qualifying employees in 2000, with each eligible employee receiving options to purchase 50 shares. Accordingly, except as set forth above, future awards are not determinable.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT OF THE 1998 STOCK INCENTIVE PLAN TO INCREASE AVAILABLE SHARES.

  Summary of the Plan. The following is a brief description of the material features of the Plan. The proposed amendment will not affect any existing provisions of the Plan except the number of shares that may be granted. Reference should be made to the full text of the Plan for a complete description of its terms and conditions. A complete copy of the Plan can be obtained from the Corporate Secretary's office at the address listed on page one. The Plan has not been previously amended.

  Term; Shares Available. The Plan will expire on June 25, 2008 and (unless that date is extended) no Plan awards will be granted thereafter. As described above, the Plan establishes a maximum number of shares available for awards. The Plan includes rules to calculate the number of shares in the authorized pool that remain available for grant. Among other things, these rules provide that awards are counted against the authorized pool whether or not vested; that when awards are cancelled or expire, shares subject to the awards are again available for grant; and that if awards are settled in cash, the authorized pool of shares is increased by the appropriate number of shares. The number of shares of common stock subject to grant (as well as outstanding awards and applicable exercise prices) is subject to equitable adjustment by the Committee in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or similar changes, which may be required in order to prevent dilution or enlargement of rights.

  Administration. The Plan is administered by the Compensation Committee, which consists of two or more directors who qualify as "outside directors" for purposes of Section 162(m) of the Code. The Plan generally confers on the Committee complete authority as to the grant of awards and their terms. The Committee, in connection with actions involving awards to or transactions by persons subject to Section 16, adopt procedures to assure the availability of exemptions from Section 16 (which may involve, for example, referring such approval to a subcommittee or to the full board of directors).

  Eligibility. Persons eligible to participate in the Plan include all directors, officers, employees and consultants of the Company and its subsidiaries, including employees who are directors. The Committee is permitted to select from all persons to whom awards will be granted, and the nature and amount of such awards. As of December 31, 1999, over 300 persons held awards under the Plan.

  Awards. The Plan authorizes issuance of awards in several forms, including sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an award may consist of one such security or benefit, or two or more of them in tandem or in the alternative. Options may be either incentive stock options ("ISOs") or non-incentive stock options ("NISOs"). The terms of all options and other awards, as well as vesting schedules, are determined by the Committee. Awards may require, for example, the completion of a specified period of employment to avoid forfeiture. The Committee may also permit certain forms of "cashless exercise." Options, restricted stock and other awards may not be sold, pledged or transferred other than by will or through the laws of descent and distribution. Prior to the lapse of restrictions, restricted stock may carry voting rights and participate in cash dividends. The Committee has discretion to allow participants to defer receipt of cash or stock due to them on exercise of an option or SAR, or upon lapse or waiver of restrictions affecting restricted stock.

  Change in Control. All awards previously granted by the Company provide that, if there is a change in control of the Company, all options will become immediately exercisable and any period of restriction for restricted stock will end and such awards will become fully vested.

  Tax Withholding. Participants generally have the right to satisfy tax withholding requirements arising from exercise of options, from the lapse of restrictions on restricted stock, or from other taxable events under the Plan, by having the Company withhold shares that otherwise would be deliverable.

  Certain Federal Income Tax Considerations. The tax consequences of the Plan are complex, and the following discussion deals only with general tax principles applicable to the Plan under federal law. ISOs are options which under certain circumstances and subject to certain tax restrictions have special tax benefits for employees under the Code. NISOs are options which do not receive such special tax treatment. When the Committee grants an ISO and when the holder exercises an ISO and acquires common stock, the holder realizes no income and the Company can claim no deduction. (However, the difference between the fair market value of the shares upon exercise and the exercise price is an item of tax preference subject to the possible application of the alternative minimum tax.) If the holder disposes of the stock before two years from grant or one year from exercise of the ISO (a disqualifying disposition), any gain will be deemed compensation and taxed as ordinary income to the 32 extent of the lessor of (i) the spread between the option price and the fair market value of the stock at exercise (the spread) or (ii) the difference between the sale price and the exercise price. If a disqualifying disposition occurs, the Company can claim a deduction equal to the amount treated as a compensation. If the one-and two-year holding periods are satisfied, any gain realized when the shares are sold will be treated as capital gain, and the Company will receive no corresponding tax deduction. When the Compensation Committee grants an NISO, the holder realizes no income and the Company can claim no deduction. On exercise of an NISO, the holder realizes ordinary income to the extent of the spread and the Company can claim a deduction for the same amount. When the Compensation Committee grants an SAR, the holder realizes no income and the Company can claim no deduction. The cash or the fair market value of stock received on an SAR exercise is taxed to the holder at ordinary income rates. The Company can claim a deduction in the same amount at such time. Grants of restricted stock are generally not taxable to recipients at the time of grant and the Company generally claims no deduction at that time. The Company will receive a deduction and the holder will recognize taxable income equal to the fair market value of the stock at the time the restrictions lapse, unless the holder elects, within thirty days of notification of the award, to recognize the income on the award date, in accordance with Section 83 of the Code. If the holder makes an election under
Section 83, the Company receives a corresponding deduction. Any dividends received on restricted stock prior to the date the recipient recognizes income on that stock will be taxable compensation income when received and the Company will be entitled to a corresponding deduction. The grant of restricted stock does not result in taxable income to the recipient. When the award is paid or distributed, the full value paid or distributed will be treated as ordinary income, and the Company will receive a corresponding tax deduction.

  Successors. All obligations of the Company with respect to awards will be binding on any successor to the Company, whether such succession results from merger, purchase, or other direct or indirect acquisition of all or substantially all of the Company's business or assets.

  Amendments. The Plan permits the Board of Directors to amend, alter or terminate the Plan in whole or in part at any time. Amendments, suspensions or terminations of the Plan will not affect any award previously granted without the written consent of affected participants.

  Future Awards. The amount and nature of awards that will be issued under the Plan for 2000 and subsequent years are not presently determinable. Certain information concerning 1999 awards under the Plan is presented under the captions "EXECUTIVE OFFICER COMPENSATION: SUMMARY COMPENSATION TABLE--LONG-TERM COMPENSATION" on page 8 and "OPTION GRANTS: OPTION/SAR GRANTS IN THE LAST FISCAL YEAR" on page 9.

                             INDEPENDENT AUDITORS

  The auditors of the Company are Deloitte & Touche LLP, Certified Public Accountants. Deloitte & Touche LLP performed audit services for the Company's subsidiary, East West Bank, during 1999, which consisted of the examination of the financial statements of East West Bank and its affiliates and predecessors and limited assistance and consultation in connection with filings with the Securities and Exchange Commission. All professional services rendered by Deloitte & Touche LLP during 1999 were furnished at customary rates and terms.

  Representatives of Deloitte & Touche LLP will be present at the Meeting to respond to appropriate questions.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of Stockholders intended to be included in the proxy materials for the 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company, 415 Huntington Drive, San Marino, California 91108, by November 12, 2000.

  Under Rule 14a-8 adopted by the Securities and Exchange Commission under the Exchange Act, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders and the Company, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal to the Company.

  SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the year 2001 annual meeting is February 20, 2001 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal without discussion when and if the proposal is raised at the Company's year 2001 annual meeting.

  The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

                                 ANNUAL REPORT

  The Company's Annual Report for the fiscal year ended December 31, 1999 accompanies this Proxy Statement. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Deloitte & Touche LLP, the Company's independent auditors.

  Stockholders may obtain without charge a copy of the company's annual report on Form 10-K including financial statements required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1999 by writing to the Company at 415 Huntington Drive, San Marino, California 91108.

                                OTHER BUSINESS

  Management knows of no business, which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the Proxy.

                                          East West Bancorp, Inc.


                                          Douglas P. Krause
                                          Executive Vice President,
                                          General Counsel, and Corporate
                                           Secretary

San Marino, California
March 27, 2000

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                                REVOCABLE PROXY
                            East West Bancorp, Inc.
                 Annual Meeting of Stockholders -- May 10, 2000
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
  The undersigned stockholder(s) of East West Bancorp, Inc. (the "Company") hereby nominates, constitutes and appoints Julia Gouw and Douglas P. Krause, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Pasadena Convention Center, 300 East Green Street, Pasadena, California 91101 at 1:00 p.m., on Wednesday, May 10, 2000, and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "FOR" THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES LISTED AND FOR APPROVAL OF THE AMENDMENT TO THE EAST WEST BANCORP, INC. STOCK INCENTIVE PLAN OF 1998. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS.
                            East West Bancorp, Inc.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY
  This Proxy will be voted "FOR" the election of the Board of Directors' nominees unless authority to do so is withheld.
  1.  ELECTION OF DIRECTORS --

        Nominee: Jack Liu             For [_]              Withhold Authority  [_]
            Term Expires 2003
        Nominee: James Miscoll        For [_]             Withhold Authority  [_]
            Term Expires 2003
        Nominee: Keith Renken         For [_]             Withhold Authority  [_]
            Term Expires 2003

                      PLEASE SIGN AND DATE ON REVERSE SIDE

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  2.  RESOLVED, that the Amendment to the East West Bancorp, Inc. Stock
      Incentive Plan of 1998 be adopted, ratified and confirmed.

        FOR [_]                      AGAINST [_]                                    ABSTAIN [_]

  3.  OTHER BUSINESS. In their discretion, the proxyholders are authorized to transact such other business as may properly come before the Meeting and any adjournment or adjournments thereof.
  The undersigned hereby ratifies and confirms all that said attorneys and proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying said notice.

                                                (Please date this Proxy and
                                                sign your name as it appears
                                                on your stock certificates.
                                                Executors, administrators,
                                                trustees, etc., should give
                                                their full titles. All joint
                                                owners should sign.)

                                                I (We) [ ] do [ ] do not
                                                expect to attend the Meeting.

                                                Dated: ________________ , 2000.

                                                -------------------------------
                                                Signature

                                                ----------------------
                                                Signature

PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

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